11/10/2015 1 Covisint Corporation Second Quarter Fiscal 2016 Results November 10, 2015

This presentation contains “forward-looking” statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projections of financial information; any statements about historical results that may suggest trends for our business and results of operations; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding future events, potential markets or market size, technology developments, or enforceability of our intellectual property rights; and any statements of assumptions underlying any of the foregoing. These statements are based on estimates and information available to us at the time of this presentation and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including but not limited to: our ability to attract new customers; the extent to which customers renew their contracts for our solutions; the extent we are able to maintain pricing with our customers at renewal; the seasonality of our business; our ability to manage our growth; the continued growth of the market for our solutions; the success of our channel partner and certified partner strategies; competition from current competitors and new market entrants; our ability to penetrate new vertical markets; unpredictable macro-economic conditions; the loss of any of our key employees; the length of the sales and implementation cycles for our solutions; increased demands on our infrastructure and costs associated with operating as a public company; and failure to protect our intellectual property. These and other risks and uncertainties associated with our business are described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. We assume no obligation and do not intend to update these forward-looking statements. In addition to U.S. GAAP financials, this presentation includes certain non-GAAP financial measures. These historical and forward-looking non-GAAP measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation between GAAP and non-GAAP measures is included in the appendix to this presentation. Covisint is a registered trademark of Covisint Corporation. This presentation also contains additional trademarks and service marks of ours and of other companies. We do not intend our use or display of other companies’ trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Forward Looking Statements

• Our new enterprise account executives have proven track records for selling large platform deals • The team has made good progress and we have secured new logo accounts • Hired new VP Sales for Europe Continue to build our direct sales organization • Partners already bringing us into large enterprise deals • Cisco sales organization continues to build momentum with sizeable backlog Develop additional strategic partners • We continued to invest in new talent in our San Francisco office • Crucial hires focused on developing sales support materials for new account executives • Extensive work with industry analysts to position the Covisint platform and increase brand awareness Redefine our brand and platform positioning • NextGen platform released in the first quarter with enhanced API’s • IoT Platform released in September, transforming the concept of IoT into implementable business solutions • IoT ecosystem is a complete solution with real time messaging, data modeling, and a new concept of “lifecycle management” Enhance our platform to meet market demands Fiscal 2016: Year of Execution

Q2 FY16: Non-GAAP Financial Overview

Non-GAAP* Income Statement
($ in thousands, except per share)

	Q2'FY 16	Y/Y	Q/Q
REVENUE			
Subscription	15,251	(9%)	(3%)
Services	3,142	(37%)	11%
Total revenue	18,393	(15%)	(0%)
COST OF REVENUE	7,542	40%	15%
GROSS PROFIT	10,851	18%	13%
Gross margin	*59%*		
OPERATING EXPENSES			
Research and development	4,225	(32%)	(5%)
Sales and marketing	6,951	8%	6%
General and administrative	3,339	(1%)	(8%)
Total operating expenses	14,515		
Operating Loss	(3,664)		
Other income (expense)	(33)		
Income (loss) before tax	(3,697)		
Income tax provision	(23)		
NET INCOME (LOSS)	(3,674)		
Diluted EPS	(0.09)		

Highlights

- Cash at $41.7 million
- Improved Operating Margins as a result of run-rate expense reductions in Q4 FY15
- Revenue & expense below plan, Net Income, Margins and Cash Flow consistent with plan
- Continuing plan to invest in the future

Guidance Summary

	FY16	Q3FY16
Subscription Revenue**	5% - 10%	5% – 10%
Services Revenue**	10-15% of Total Revenue	10-15% of Total Revenue
Net Income	$(11) – (14) mil	$(4) – (5) mil
Free Cash Flow***	$(12) – (15) mil	$(6) – (7) mil
Total Shares Outstanding	40.5 mil	40.0 mil

4

* Excludes the impact of stock compensation and the expensing of certain R&D costs (rather than capitalizing such costs)
** Y/Y growth
*** Includes GAAP Cash Flow from Operating activities and Investing Activities and excludes Financing activities

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Appendix

6 Q2 FY16: Non-GAAP Reconciliation ($ in thousands, except per share) Q2'FY16 Cost of revenue 8,469 Adjustments: Stock compensation expense 22 Cost of revenue - amortization of capitalized software 905 Cost of revenue, non-GAAP 7,542 Q2'FY16 Research and development 3,127 Adjustments: Capitalized internal software costs (1,126) Stock compensation expense 28 Research and development, non-GAAP 4,225 Q2'FY16 Sales and marketing 7,183 Adjustments: Stock compensation expense 232 Sales and marketing, non-GAAP 6,951 Q2'FY16 General and administrative 3,730 Adjustment : Stock compe sation expen e 391 General and administrative, non-GAAP 3,339 Q2'FY16 Net loss (4,126) Adjustments: Capitalized internal software costs (1,126) Stock compensation expense 673 Am rtization of capitalized software and other intangibles 905 Net loss, non-GAAP (3,674) Q2'FY16 Diluted EPS (0.10) Adjustments: Capitalized internal software costs (0.03) Stock compensation expense 0.02 Amortization of capitalized software and other intangibles 0.02 Diluted EPS, non-GAAP (0.09)